Exhibit 10.22

NetLogic Microsystems, Inc.

Description of the

Patent Incentive and Recognition Program

This exhibit sets forth a written description of the Patent Incentive and Recognition Program (the “Program”) of NetLogic Microsystems, Inc. (the “Company”).

The purpose of the Program is to provide an incentive to the Company’s employees to disclose inventions, innovations, improvements, ideas, designs and discoveries (each, an “Invention”) to the Company and file patent applications with respect to these Inventions. The Program provides additional compensatory recognition of the innovative achievements of the Company’s employees which promotes the success of the Company’s business.

Employees that disclose an Invention to the Company and for which a patent application is filed with the United States Patent and Trademark Office, receive cash awards with respect to such Invention as determined by the Company’s patent committee and senior management.

The Program will continue until terminated by the senior management of the Company.

The Company retains sole discretion whether to approve patent disclosures, file a patent application or prosecute any patent with respect to each Invention.

Awards under the program may only be awarded to employees during their employment with the Company. Any employee of the Company whose employment with the Company is terminated for any reason or for no reason will no longer be eligible to receive any awards under the Program, even if such employee has disclosed an Invention to the Company and regardless of the status of the patent prosecution regarding any such Invention.